UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________________________________________________
FORM 8-K
______________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) January 27, 2021
______________________________________________________
AT&T INC.
(Exact Name of Registrant as Specified in Charter)
______________________________________________________

Delaware	001-08610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas (Address of Principal Executive Offices)		75202 (Zip Code)
Registrant’s telephone number, including area code (210) 821-4105
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares (Par Value $1.00 Per Share)	T	New York Stock Exchange
Depositary Shares, each representing a 1/1000th interest in a share of 5.000% Perpetual Preferred Stock, Series A	T PRA	New York Stock Exchange
Depositary Shares, each representing a 1/1000th interest in a share of 4.750% Perpetual Preferred Stock, Series C	T PRC	New York Stock Exchange
AT&T Inc. 1.875% Global Notes due December 4, 2020	T 20	New York Stock Exchange
AT&T Inc. 2.650% Global Notes due December 17, 2021	T 21B	New York Stock Exchange
AT&T Inc. 1.450% Global Notes due June 1, 2022	T 22B	New York Stock Exchange
AT&T Inc. 2.500% Global Notes due March 15, 2023	T 23	New York Stock Exchange
AT&T Inc. 2.750% Global Notes due May 19, 2023	T 23C	New York Stock Exchange

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
AT&T Inc. Floating Rate Global Notes due September 5, 2023	T 23D	New York Stock Exchange
AT&T Inc. 1.050% Global Notes due September 5, 2023	T 23E	New York Stock Exchange
AT&T Inc. 1.300% Global Notes due September 5, 2023	T 23A	New York Stock Exchange
AT&T Inc. 1.950% Global Notes due September 15, 2023	T 23F	New York Stock Exchange
AT&T Inc. 2.400% Global Notes due March 15, 2024	T 24A	New York Stock Exchange
AT&T Inc. 3.500% Global Notes due December 17, 2025	T 25	New York Stock Exchange
AT&T Inc. 0.250% Global Notes due March 4, 2026	T 26E	New York Stock Exchange
AT&T Inc. 1.800% Global Notes due September 5, 2026	T 26D	New York Stock Exchange
AT&T Inc. 2.900% Global Notes due December 4, 2026	T 26A	New York Stock Exchange
AT&T Inc. 1.600% Global Notes due May 19, 2028	T 28C	New York Stock Exchange
AT&T Inc. 2.350% Global Notes due September 5, 2029	T 29D	New York Stock Exchange
AT&T Inc. 4.375% Global Notes due September 14, 2029	T 29B	New York Stock Exchange
AT&T Inc. 2.600% Global Notes due December 17, 2029	T 29A	New York Stock Exchange
AT&T Inc. 0.800% Global Notes due March 4, 2030	T 30B	New York Stock Exchange
AT&T Inc. 2.050% Global Notes due May 19, 2032	T 32A	New York Stock Exchange
AT&T Inc. 3.550% Global Notes due December 17, 2032	T 32	New York Stock Exchange
AT&T Inc. 5.200% Global Notes due November 18, 2033	T 33	New York Stock Exchange
AT&T Inc. 3.375% Global Notes due March 15, 2034	T 34	New York Stock Exchange
AT&T Inc. 2.450% Global Notes due March 15, 2035	T 35	New York Stock Exchange
AT&T Inc. 3.150% Global Notes due September 4, 2036	T 36A	New York Stock Exchange
AT&T Inc. 2.600% Global Notes due May 19, 2038	T 38C	New York Stock Exchange
AT&T Inc. 1.800% Global Notes due September 14, 2039	T 39B	New York Stock Exchange
AT&T Inc. 7.000% Global Notes due April 30, 2040	T 40	New York Stock Exchange
AT&T Inc. 4.250% Global Notes due June 1, 2043	T 43	New York Stock Exchange
AT&T Inc. 4.875% Global Notes due June 1, 2044	T 44	New York Stock Exchange
AT&T Inc. 4.000% Global Notes due June 1, 2049	T 49A	New York Stock Exchange
AT&T Inc. 4.250% Global Notes due March 1, 2050	T 50	New York Stock Exchange
AT&T Inc. 3.750% Global Notes due September 1, 2050	T 50A	New York Stock Exchange
AT&T Inc. 5.350% Global Notes due November 1, 2066	TBB	New York Stock Exchange
AT&T Inc. 5.625% Global Notes due August 1, 2067	TBC	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” AT&T is a holding company whose subsidiaries and affiliates operate worldwide in the telecommunications, media and technology industries.

COVID-19 Update
Disruptions caused by the coronavirus (COVID-19) and measures taken to prevent its spread or mitigate its effects both domestically and internationally have impacted our results of operations. Fourth-quarter 2020 earnings include approximately $650 million, or $0.08 per diluted share of COVID-19 impacts, including $90 million, or $0.01 per diluted share, of cost reductions reflecting insurance recoveries associated with WarnerMedia business disruption recoveries offset by additional incremental expense.

In addition to the incremental impact, we estimate that our operations and comparability were impacted by an estimated $740 million, or $0.09 per diluted share, for the following COVID-19 related pressures: (1) lower television licensing and production revenues due to production delays and the partial closure of movie theaters and postponement of theatrical releases, leading to lower content revenues and associated expenses, and (2) the reluctance of consumers to travel at previous levels, driving significantly lower international wireless roaming services that do not have a directly correlated expense reduction.

Fourth-quarter 2020 subscriber net adds include 35,000 postpaid (28,000 phone), 4,000 broadband and 4,000 premium TV "Keep Americans Connected Pledge" paying accounts. The "Keep Americans Connected Pledge" has concluded and will not impact future subscriber counts.

With partial reopening of the economy and improved collections experience, the economic effects of the pandemic and resulting societal changes remain unpredictable. There are a number of uncertainties that could impact our future results of operations, including the effectiveness of COVID-19 mitigation measures, the duration of the pandemic, the efficacy and widespread distribution of a vaccine, global economic conditions, changes to our operations, changes in consumer confidence, behaviors and spending, work and learn from home trends and the sustainability of supply chains. We expect operating results and cash flows to continue to be adversely impacted by COVID-19 for the duration of the pandemic. We expect our 2021 results to be impacted by the following:
•Lower revenues from the continued partial closure of movie theaters and higher costs based on our decision to distribute films in 2021 on HBO Max in the U.S. simultaneous with theaters for 31 days;
•The decline in revenues from international roaming wireless services due to reduced travel, particularly in the first quarter; and
•Continued expenses to protect front-line employees, contractors and customers.

Overview
We announced on January 27, 2021 that fourth-quarter 2020 net loss attributable to common stock totaled $(13.9) billion, or $(1.95) per diluted share. Fourth-quarter 2020 loss per diluted share includes amounts totaling to $(19.3) billion, or $(2.70) per share, resulting from the following significant items: $(2.02) per share from the impairment of assets, $(0.43) per share for noncash losses for the annual adjustment related to pension and postemployment benefit accounting, $(0.22) per share for the amortization of merger-related intangible assets, and a combined $(0.03) per share for tax-related items, employee separation charges and other items. The results compare with a reported net income attributable to common stock of $2.4 billion, or $0.33 per diluted share, in the fourth quarter of 2019. For the full year 2020, net income (loss) attributable to common stock was $(5.4) billion versus $13.9 billion in 2019; earnings (loss) per diluted share were $(0.75) compared with $1.89 for 2019.

Fourth-quarter 2020 revenues were $45.7 billion, down 2.4 percent from the fourth quarter of 2019, and full-year 2020 revenues were $171.8 billion, down 5.2 percent from the previous full year. Revenues were impacted by the COVID-19 pandemic across all segments, most significantly contributing to lower content revenues at WarnerMedia and roaming wireless revenues in the Communications segment. Revenues were also lower due to continued declines in domestic video and legacy wireline services and were impacted by Latin America foreign exchange pressure.

Compared with results for the fourth quarter of 2019, current quarter operating expenses were $56.4 billion, up 36.0 percent, and full-year 2020 operating expenses were $165.4 billion, up 7.9 percent from the previous full year. Expenses reflect noncash impairment charges of $15.5 billion resulting from changes in our management strategy and our evaluation of the domestic video business. These changes, including our decision to operate our video business separately from our broadband and legacy telephony operations, required us to identify a separate Video reporting unit and to assess both the recoverability of its long-lived assets and any assigned goodwill for impairment. Fourth-quarter expenses also include charges of approximately $780 million from the impairment of production and other content inventory at WarnerMedia, with $520 million resulting from the continued shutdown of theaters during the pandemic and the hybrid distribution model for our 2021 film slate.

Fourth-quarter operating income (loss) was $(10.7) billion compared to $5.3 billion in the comparable 2019 period, and full-year 2020 operating income was $6.4 billion, down 77.1 percent from the full-year 2019. AT&T’s fourth-quarter operating income margin was (23.5) percent, compared to 11.4 percent in the comparable 2019 period, and full-year 2020 operating income margin was 3.7 percent compared to 15.4 percent.

For the full year, cash from operating activities was $43.1 billion, down $5.5 billion when compared to 2019, impacted by the timing of working capital payments. Capital expenditures in 2020 were $15.7 billion, and when including $3.0 billion cash paid for vendor financing, gross capital investment was $19.7 billion (excluding $1.1 billion FirstNet reimbursements).

Segment Summary
We analyze our segments based on, among other things, segment contribution, which consists of operating income, excluding acquisition-related costs and other significant items, and equity in net income (loss) of affiliates for investments managed within each segment. Our reportable segments are: Communications, WarnerMedia and Latin America. During 2020, we recast our segment results for all prior periods to include our prior Xandr segment within our WarnerMedia segment (in the second quarter) and to remove the Crunchyroll anime business that was classified as held-for-sale from the WarnerMedia segment, instead including it in Corporate and Other (in the fourth quarter).

Communications
Our Communications segment consists of our Mobility, Video, Broadband and Business Wireline business units. To further accelerate our ability to innovate and execute in our fast-growing broadband and fiber business, we began operating our video business separately from our broadband and legacy telephony operations. We have recast our results for all prior periods to split the Entertainment Group into two separate business units, Video and Broadband, and remove video operations from Business Wireline, combining all video operations in Video.

Fourth-quarter 2020 operating revenues were $36.7 billion, up 0.5 percent versus fourth-quarter 2019, with segment operating contribution of $6.6 billion, down 12.7 percent versus the year-ago quarter. The Communications segment operating income margin was 17.9 percent, compared to 20.6 percent in the year-earlier quarter.

Mobility
Mobility revenues for the fourth quarter of 2020 were $20.1 billion, up 7.6 percent versus the fourth quarter of 2019, primarily due to equipment revenue growth from higher upgrade volumes, the mix of higher-priced smartphones and sales of postpaid data devices, such as wearables, wireless modems and hotspots. Service revenue also increased as subscriber gains offset declines in international roaming services. Mobility operating expenses totaled $15.0 billion, up 13.9 percent versus the fourth quarter of 2019 driven by higher equipment costs, increased commission expense and intercompany content costs associated with plans offering HBO Max, partially offset by lower bad debt expense. Mobility’s operating income margin was 25.3 percent compared to 29.4 percent in the year-ago quarter.

In our Mobility business unit, during the fourth quarter of 2020, we reported a net gain of 5.9 million wireless subscribers. At December 31, 2020, wireless subscribers totaled 182.6 million (including more than 1.9 million FirstNet connections) compared to 165.9 million at December 31, 2019.

During the fourth quarter, total phone net adds were 760,000, with total net adds by subscriber category as follows:
•Postpaid subscriber net adds were 1.2 million, with phone net adds of 800,000 and additions from wearables and non-tablet computing devices more than offsetting losses in tablets.
•Prepaid subscriber net adds were 14,000, with phone net losses of 40,000.
•Reseller net losses were (197,000).
•Connected device net adds were 4.8 million, 3.2 million of which were primarily attributable to wholesale connected cars.

For the quarter ended December 31, 2020, postpaid phone-only ARPU decreased 1.9 percent versus the year-earlier quarter due to lower international roaming revenues.

Postpaid phone-only churn was 0.76 percent (0.78 percent excluding “Keep Americans Connected Pledge” paying accounts) compared to 1.07 percent in the fourth quarter of 2019. Total postpaid churn was 0.94 percent (0.96 percent excluding “Keep Americans Connected Pledge” paying accounts) compared to 1.29 percent in the year-ago quarter. The “Keep Americans Connected Pledge” did not impact churn for the year ended December 31, 2020.

Video
Video revenues for the fourth quarter of 2020 were $7.2 billion, down 11.2 percent versus the year-ago quarter, reflecting continuing declines in video subscribers partially offset by increased advertising revenues during the general election, higher premium TV ARPUs and equipment sales. In addition to the continuing impact of COVID-19 on commercial revenues, fourth quarter service revenues include estimated 2020 billing credits to be provided to subscribers for lower delivery of regional sports networks programming. Video operating expenses totaled $7.1 billion, down 12.0 percent versus the fourth quarter of 2019, largely driven by lower content costs resulting from fewer subscribers, estimated reimbursements from regional sports networks for lower delivery of programming and ongoing cost initiatives. Partially offsetting these declines were annual content rate increases, including increased costs associated with NFL SUNDAY TICKET. Video operating income margin was 1.4 percent compared to 0.5 percent in the year-earlier quarter.

At December 31, 2020, Video had approximately 17.2 million video connections compared to 20.4 million at December 31, 2019. During the fourth quarter of 2020, premium TV video subscribers, which includes AT&T TV, had a net loss of 617,000. Subscribers to AT&T TV NOW, our OTT video service, had a net loss of 27,000. Beginning in January 2021, AT&T TV NOW has been combined with AT&T TV.

Broadband
Broadband revenues for the fourth quarter of 2020 were $3.1 billion, down 1.4 percent versus the year-ago quarter, reflecting continuing declines in legacy services partially offset by higher broadband ARPUs resulting from an increase in high-speed fiber customers and pricing actions. Broadband operating expenses totaled $2.8 billion, up 11.1 percent versus the fourth quarter of 2019, largely driven by content costs associated with plans offering HBO Max, higher sales and customer support costs and higher amortization of cost deferrals. Broadband operating income margin was 11.7 percent compared to 21.7 percent in the year-earlier quarter.

At December 31, 2020, our Broadband segment had approximately 14.1 million broadband connections compared to 14.1 million at December 31, 2019. During the fourth quarter, broadband subscribers had net losses of 2,000 (including fiber broadband net adds of 273,000).

Business Wireline
Business Wireline (Business) revenues for the fourth quarter of 2020 were $6.3 billion, down 4.1 percent versus the year-ago quarter, reflecting continued declines in legacy services partially offset by growth in strategic and managed services. Business operating expenses totaled $5.3 billion, up 0.2 percent when compared to the fourth quarter of 2019, driven by higher depreciation expenses related to network upgrades and expansion, offset by our ongoing focus on cost initiatives. Business operating income margin was 15.9 percent compared to 19.5 percent in the year-earlier quarter.

At December 31, 2020, our total switched access lines (Broadband and Business) were 7.3 million compared to 8.5 million at December 31, 2019. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access line total) decreased by 126,000 in the quarter, totaling 3.8 million at December 31, 2020, compared to 4.4 million at December 31, 2019.

WarnerMedia
Our WarnerMedia segment consists of our Turner, Home Box Office (HBO) and Warner Bros. business units. In the second quarter of 2020, the former Xandr segment combined with the Other operations of the WarnerMedia segment; certain advertising revenues are also reported by the Communications segment and are eliminated upon consolidation. In the fourth quarter of 2020, the Crunchyroll anime business was classified as held-for-sale and removed from Other operations of this segment. Historical WarnerMedia results have been recast for all prior periods to reflect these changes.

Fourth-quarter 2020 operating revenues were $8.6 billion, down 9.5 percent versus fourth-quarter 2019, with segment operating contribution of $2.5 billion, down 11.5 percent versus the year-ago quarter. The WarnerMedia segment operating income margin was 29.7 percent, compared to 30.0 percent in the year-earlier quarter.

Turner
Turner revenues for the fourth quarter of 2020 were $3.2 billion, down 0.6 percent versus the year-ago quarter, primarily due to the delayed start of the NBA season to the latter part of the fourth quarter. This resulted in a decline in digital sports revenues (content and other) as well as lower advertising revenues. Advertising revenue declines were also due to lower overall ratings that unfavorably impacted Turner's domestic entertainment networks delivery, partially offset by higher news delivery during the general election. Growth in subscription revenues from higher domestic affiliate rates, partially offset by lower regional sports network revenues and unfavorable foreign exchange rates. Turner operating expenses totaled $1.9 billion, down 5.8 percent versus the fourth quarter of 2019, driven by lower programming and production costs, including sports costs associated with the delayed start of the NBA season. Turner operating income margin was 42.0 percent compared to 38.8 percent in the year-earlier quarter.

HBO
HBO revenues for the fourth quarter of 2020 were $1.9 billion, up 11.7 percent versus the year-ago quarter, driven by growth in subscription revenues primarily due to the May 2020 acquisition of the remaining interest in HBO Latin America Group and higher domestic HBO Max direct-to-consumer subscribers, partially offset by content and other revenues declines due to lower home entertainment and licensing. HBO operating expenses totaled $1.8 billion, up 48.6 percent versus the fourth quarter of 2019, driven by higher programming costs and expenses related to investment in HBO Max. HBO operating income margin was 4.5 percent compared to 28.2 percent in the year-earlier quarter.

At December 31, 2020, we had 41.5 million U.S. subscribers to HBO Max and HBO, up from 34.6 million at December 31, 2019.

Warner Bros.
Warner Bros. revenues for the fourth quarter of 2020 were $3.2 billion, down 21.2 percent versus the year-ago quarter, driven by the postponement of theatrical and home entertainment releases and unfavorable comparisons to prior year releases. Theatrical releases in 2019 included the early fourth quarter release of Joker, compared to the limited-capacity and hybrid HBO Max distribution release of Wonder Woman 1984 near the end of the fourth quarter of 2020. Revenue declines also reflect lower television licenses and production revenues that were impacted by pandemic-related production delays, which impacted the delivery of the 2020-21 broadcast season, and lower licensing. Warner Bros. operating expenses totaled $2.5 billion, down 25.9 percent versus the fourth quarter of 2019, primarily due to fewer theatrical and home entertainment releases, which resulted in a decline in production and marketing costs. Warner Bros. operating income margin was 24.4 percent compared to 19.5 percent in the year-earlier quarter.

Latin America
Our Latin America segment consists of our Vrio and Mexico business units and is subject to foreign currency fluctuations. In May 2020, we found it necessary to close our DIRECTV operations in Venezuela due to political instability in the country and to comply with sanctions of the U.S. government.

Fourth-quarter 2020 operating revenues were $1.5 billion, down 14.8 percent versus the prior year. Segment operating contribution was $(167) million, versus $(87) million in the comparable 2019 period. Both operating revenue and segment contribution declines were driven by foreign exchange pressures and the impact of COVID-19. The Latin America operating income margin was (11.0) percent, compared to (5.1) percent in the year-earlier quarter.

Vrio
Video service revenues were $762 million, down 22.4 percent versus the prior year. Operating expenses were $801 million, down 15.1 percent. Both operating revenue and expense declines were driven by foreign exchange and COVID-19 pressures in most of the region. Vrio’s operating income margin was (5.1) percent compared to 3.9 percent in the year-earlier quarter.

We had approximately 10.9 million Latin America video connections at December 31, 2020 compared to 13.3 million at December 31, 2019, reflecting the removal of 2.2 million subscriber connections in Venezuela in the second quarter. During the fourth quarter of 2020, video net adds were 49,000.

Mexico
Wireless revenues were $736 million, down 5.2 percent when compared to the fourth quarter of 2019, primarily due to foreign exchange pressure and COVID-19 impacts on the economy. Operating expenses were $862 million, down 4.5 percent, driven by lower equipment sales volumes and foreign exchange rates. Mexico’s operating income margin was (17.1) percent, compared to (16.4) percent in the year-earlier quarter.

We had approximately 18.9 million Mexican wireless subscribers at December 31, 2020 compared to 19.2 million at December 31, 2019. During the fourth quarter of 2020, we had prepaid net adds of 509,000 and postpaid net losses of 14,000.

Supplemental Discussions
As a supplemental discussion of our operating results, for comparison purposes, we are providing (1) our AT&T Business Solutions results which include both wireless and wireline operations and (2) a combined view of reported advertising revenues across all segments of AT&T. A reconciliation of the non-GAAP numbers in this supplemental discussion is attached as exhibit 99.2 hereto.

AT&T Business Solutions
Revenues from AT&T Business Solutions for the fourth quarter of 2020 were $9.2 billion, down 1.6 percent versus the year-ago quarter, driven by declines in our legacy voice and data services, partially offset by growth in strategic and managed services and in wireless service and equipment revenues. Operating expenses totaled $7.7 billion, up 2.9 percent versus the fourth quarter of 2019. AT&T Business Solutions operating income margin was 15.9 percent, compared to 19.6 percent in the year-earlier quarter.

AT&T Advertising Revenues
Total AT&T advertising revenues for the fourth quarter of 2020 were $2.0 billion, up 6.8%, primarily driven by political advertising.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise

Item 9.01 Financial Statements and Exhibits.
The following exhibits are furnished as part of this report:

(d)	Exhibits

	99.1	AT&T Inc. selected financial statements and operating data.

	99.2	Discussion and reconciliation of non-GAAP measures.

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: January 27, 2021	By: /s/ Debra L. Dial . Debra L. Dial Senior Vice President and Controller